Exhibit 8.80

FORESIDE FUND SERVICES, LLC

MUTUAL FUND SALES AND SERVICE AGREEMENT

Dated:  March 30, 2020

Dear Securities Dealer:

Foreside Fund Services, LLC (the “Distributor”) invites you (the “Dealer”) to participate in the distribution of the shares of the registered open-end investment companies or series thereof listed in Appendix A hereto (the “Funds”) for which Distributor serves as principal underwriter, subject to the terms of this Agreement. Distributor will notify Dealer from time to time of the Funds which are eligible for distribution and the terms of compensation under this Agreement (or, if more recently published, the Funds’ current prospectus).

1.                                      Licensing. Both parties represent that they are members in good standing of the Financial Industry Regulatory Authority (“FINRA”) and both parties agree to abide by FINRA Conduct Rules. Both parties represent that they are qualified to act as a broker-dealer in the states or other jurisdictions where they transact business, and agree to maintain such registrations, qualifications and membership in good standing in full force and effect throughout the term of this Agreement. Dealer agrees that termination or suspension of such membership with FINRA, or of its license to do business by any state or federal regulatory agency, at any time, shall terminate or suspend this Agreement forthwith and shall require Dealer to notify Distributor in writing of such action. This Agreement is in all respects subject to Rule 2830 of the Conduct Rules of FINRA which shall control any provision to the contrary in this Agreement.

2.                                      Sales of Fund Shares. Dealer may offer and sell shares of each Fund only at the public offering price applicable to the shares in effect at the time of each transaction. The processing of Fund orders are subject to the terms of the then current prospectus and statement of additional information of the Fund (collectively, the “prospectus”), the then current new account application for the Fund, and our written instructions which may be issued from time to time. This Agreement is not exclusive, and either party may enter into similar agreements with third parties.

3.                                      General Duties of Dealer

Dealer agrees:

(a)                                 To act as principal, or as agent on behalf of your customers, in all transactions in shares of the Funds except as provided in Section 4 hereof. Dealer shall not have any authority to act as agent for the issuer (the Funds), for Distributor, or for any other dealer in any respect, nor will Dealer represent to any third party that Dealer has such authority or is acting in such capacity.

(b)                                 To purchase shares of the Funds only from Distributor.

(c)                                  To enter orders for the purchase of shares made through Dealer and to furnish Distributor with copies of such records upon reasonable request.

(d)                                 To purchase shares from Distributor only for the purpose of covering purchase orders already received or for your own bonafide investment.

(e)                                  To maintain records of all sales and redemptions of shares made through Dealer and to furnish Distributor with copies of such records upon reasonable request.

(f)                                   To distribute prospectuses and reports to your customers in compliance with applicable legal requirements, except to the extent that Distributor expressly undertakes to do so on your behalf.

(g)                                  That Dealer will not withhold placing customers’ orders for shares so as to profit itself as a result of such withholding or place orders for shares in amounts just below the point at which sales charges are reduced so as to benefit from a higher sales charge applicable to an amount below the breakpoint.

(h)                                 That Dealer will not purchase any shares from its customers at prices lower than the redemption or repurchase prices then quoted by the Fund. Dealer shall, however, be permitted to sell shares for the account of its record owners to the Fund at the repurchase prices currently established for such shares and may charge the owner a fair commission for handling the transaction.

(i)                                     That if any shares confirmed to Dealer hereunder are repurchased or redeemed by any of the Funds within seven business days after such confirmation of Dealer’s original order, Dealer shall refund to Distributor the full concession allowed to Dealer on such orders. Distributor shall pay to the appropriate Fund our share, if any, of the “charge” on the original sale and shall also pay to such Fund the refund from Dealer as herein provided. Distributor shall notify Dealer of such repurchase or redemption within a reasonable time after settlement. Termination or cancellation of this Agreement shall not relieve Dealer or Distributor from the requirements of this subparagraph.

(j)                                    That if payment for the shares purchased is not received within the time customary or the time required by law for such payment, the sale may be canceled without any responsibility or liability on Distributor’s part or on the part of the Funds, or at Distributor’s option, Distributor may sell the shares which Dealer ordered back to the Funds, in which latter case Distributor may hold Dealer responsible for any loss to the Funds or loss of profit suffered by Distributor resulting from Dealer’s failure to make payment. Distributor shall have no liability for any check or other item returned unpaid to Dealer after Dealer has paid Distributor on behalf of a purchaser. Distributor may refuse to liquidate the investment unless Distributor receives the purchaser’s signed authorization for the liquidation.

(k)                                 That Dealer shall assume responsibility for any loss to the Funds caused by a correction made subsequent to trade date, provided such correction was not based on any error, omission or negligence on our part, and that Dealer will immediately pay such loss to the Funds upon notification.

(l)                                     That if on a redemption which Dealer has ordered, instructions in proper form, including outstanding certificates, are not received within the time customary or the time required by law, the redemption may be canceled without any responsibility or liability on our part or on the part of any Fund, or at our option, Distributor may buy the shares redeemed on behalf of the Fund, in which latter case Distributor may hold Dealer responsible for any loss to the Fund or loss of profit suffered by Distributor resulting from Dealer’s failure to settle the redemption.

(m)                             That Dealer has implemented and will maintain effective internal procedures and controls with respect to the transmission and communication of orders for Fund transactions that are reasonably designed to prevent or detect on a timely basis your customer’s orders received after the NYSE market close from being aggregated with orders received before the NYSE market close, and to minimize errors that could result in the late transmission of orders to the Funds. Dealer separately represents that it will comply with all rules and regulations of the SEC, FINRA and, if applicable, NSCC with respect to the receipt and transmission of your customer’s orders.

4.                                      Duties of Dealer - Retirement Accounts. In connection with orders for the purchase of shares on behalf of an individual retirement account, self-employed retirement plan or other retirement accounts, Dealer shall act as agent for the custodian or trustee of such account or plan (solely with respect to the time of receipt of the application and payments), and Dealer shall not place such an order until Dealer has received from the account or plan payment for the purchase and, if the purchase represents the initial contribution to the account or plan, the completed documents necessary to establish the account or plan. Dealer agrees to indemnify Distributor, the Fund and the Fund’s transfer agent, as applicable, for any claim, loss, or liability resulting from incorrect investment instructions received from Dealer with respect to any such account or plan which cause a tax liability or other tax penalty.

5.                                      Conditional Orders; Certificates. Distributor will not accept from Dealer any conditional orders for shares of any Fund. Delivery of certificates for shares purchased shall be made by the Funds only against constructive receipt of the purchase price, subject to deduction for Dealer’s concession and our portion of the sales charge, if any, on such sale. No stock certificates for shares of any Fund will be issued unless specifically requested.

6.                                      Dealer Compensation

(a)                                 On each purchase of shares by Dealer from Distributor, the total sales charges and your dealer concessions (if any) shall be as stated in each Fund’s then current prospectus, subject to FINRA rules and applicable state and federal laws. See also Appendix B. Such sales charges and dealer concessions are subject to reductions under a variety of circumstances as described in the Funds’ prospectuses. For an investor to obtain these reductions, Distributor or the Fund must be notified at the time of the sale that the sale qualifies for the reduced charge. If Dealer fails to notify Distributor or the Fund of the applicability of a reduction in the sales charge at the time the trade is placed, neither Distributor nor any of the Funds will be liable for amounts necessary to reimburse any investor for the reduction which should have been effected. There is no sales charge on the reinvestment of dividends.

(b)                                 In accordance with the Funds’ prospectuses, Distributor or our affiliates may, but are not obligated to, make payments to dealers from our own resources as compensation for certain sales which are made at net asset value and are not subject to any contingent deferred sales charges (“Qualifying Sales”). If Dealer notifies Distributor of a Qualifying Sale, Distributor may make a contingent advance payment up to the maximum amount available for payment on the sale. Distributor reserves the right to withhold advances to any dealer, if for any reason Distributor believes that Distributor may not be able to recover unearned advances from such dealer. In addition, dealers will generally be required to enter into a supplemental agreement with Distributor with respect to such compensation and the repayment obligation prior to receiving any payments.

7.                                      Redemptions. Redemptions or repurchases of shares will be made at the net asset value of such shares, less any applicable deferred sales or redemption charges, in accordance with the applicable prospectus.

8.                                      Exchanges. Telephone exchange orders will be effective only for shares in plan balance (uncertificated shares) or for which share certificates have been previously deposited and may be subject to any fees or other restrictions set forth in the applicable prospectuses. Dealer may charge the shareholder a fair commission for handling an exchange transaction. Exchanges from a Fund sold with no sales charge to a Fund which carries a sales charge, and exchanges from a Fund of shares sold with a sales charge to a Fund which carries a higher sales charge may be subject to a sales charge in accordance with the terms of each Fund’s prospectus. Dealer shall comply with any additional exchange policies described in each Fund’s prospectus.

9.                                      Transaction Processing. All orders are subject to acceptance by Distributor and by the Fund or its transfer agent, and become effective only upon confirmation by Distributor. If required by law, each transaction shall be confirmed in writing on a fully disclosed basis and if confirmed by Distributor, a copy of each confirmation shall be sent simultaneously to Dealer if Dealer so requests. All sales are made subject to receipt of shares by Distributor from the Funds. Distributor reserves the right in Distributor’s discretion, without notice, to suspend the sale of shares or withdraw the offering of shares entirely. Orders received by a Dealer after a Fund’s cut-off time on a Fund business day will be submitted by the Dealer to the Fund for processing on the next Fund business day. All orders must be paid by check or wire payable to the order of a Fund, which reserves the right to delay issuance or transfer of shares until such payment is available in investable Federal Funds. All orders must be drawn payable in U.S. dollars on a U.S. bank, for the full amount of the investment and in compliance with any other restrictions set forth in the prospectus.

10.                               Multiple Classes. Distributor may from time to time provide to Dealer written compliance guidelines or standards relating to the sale or distribution of Funds offering multiple classes of shares with different sales charges and distribution-related operating expenses; see Appendix B. These guidelines or standards are deemed to be written instructions as contemplated in Section 2. In addition, Dealer agrees to be bound by any applicable rules or regulations of government agencies or self-regulatory organizations generally affecting the sale or distribution of Funds offering multiple classes of shares.

With respect to Funds offering multiple classes of shares subject to differing sales charges, including sales charge reductions and waivers (as set forth more fully in a Fund’s then-current prospectus), Dealer represents and warrants that it has established compliance procedures designed to (i) ensure that Dealer’s customers are aware of the available methods of mutual fund financing and (ii) ensure proper supervision of mutual fund recommendations. Dealer agrees to promptly advise Distributor or the Fund of any letter of intent executed by Dealer’s customers or any available right of accumulation in accordance with applicable procedures.

11.                               Distribution Plan Payments

(a)                                 With regard to those Funds which pay asset-based sales charges (pursuant to a Distribution Plan adopted under Rule 12b-1 under the Investment Company Act of 1940 (“1940 Act”), as noted on Appendix B hereto (or, if more recently published, the Fund’s current prospectus), Distributor hereby appoints Dealer to render or cause to be rendered distribution and/or shareholder services to the Funds and their shareholders.

(b)                                 The services to be provided under Paragraph (a) above may include, but are not limited to, the following:

(i)	reviewing the activity in Fund accounts;

(ii)	providing training and supervision of its personnel;
(iii)	maintaining and distributing current copies of prospectuses and shareholder reports;
(iv)	advertising the availability of its services and products;
(v)	providing assistance and review in designing materials to send to customers and potential customers and developing methods of making such materials accessible to customers and potential customers; and
(vi)	responding to customers’ and potential customers’ questions about the Funds.

(c)                                  During the term of this Agreement, Distributor will pay Dealer asset-based sales charges and/or service fees for each Fund as set forth in Appendix B to this Agreement (or, if more recently published, the Fund’s current prospectus). Payment to Dealer is made only upon receipt by Distributor of Rule 12b-1 payments from the applicable Fund. Dealer represents that the fees received pursuant to this Agreement will be disclosed to Dealer’s customers, will be authorized by Dealer’s customers (either directly or by operation of applicable law), and will not result in an excessive fee to Dealer.

(d)                                 In the event an issue pertaining to the Rule 12b-1 Plan is submitted for shareholder approval, Dealer will vote any shares held for its own account in the same proportion as the vote of those shares held for the accounts of Dealer’s customers.

12.                               Registration of Shares and Blue Sky. Dealer will not offer or sell shares except under circumstances that will result in compliance with the applicable Federal and state securities laws and in connection with sales and offers to sell shares Dealer will furnish to each person to whom any such sale or offer is made, a copy of the applicable, then current, prospectus and, if requested, Statement of Additional Information. Distributor shall notify Dealer of the states or other jurisdictions in which each Fund’s shares are currently available for sale to the public as set forth in Appendix C. Distributor shall have no obligation to register or make available Fund shares in any state or other jurisdiction.

To the extent accounts are maintained in an omnibus position, Dealer shall track and maintain “blue sky” information and report that information on a periodic basis to the transfer agent of the Funds in a form as agreed from time to time by Dealer and the transfer agent in order for the Funds to report required information to the various states and jurisdictions in which a Fund’s shares are registered.

Distributor shall have no responsibility, under the laws regulating the sale of securities in any U.S. or foreign jurisdiction, for the qualification or status of persons selling Fund shares or for the manner of sale of Fund shares. Nothing in this Agreement, however, shall be deemed to be a condition, stipulation or provision binding any person acquiring any security to waive compliance with any provision of the Securities Act of 1933, as amended, (“Securities Act”) or of the rules and regulations of the Securities and Exchange Commission, or to relieve the parties hereto from any liability arising under the Securities Act.

13.                               Fund Information. No person is authorized to give any information or make any representations concerning shares of any Fund except those contained in the Fund’s current prospectus or in materials issued by Distributor as information supplemental to such prospectus. Distributor will supply prospectuses and, if requested, statements of additional information, reasonable quantities of reports to shareholders, supplemental sales literature, sales bulletins, and additional information as issued. Dealer agrees not to use other advertising or sales material relating to the Funds except that which (a) conforms to the requirements of any applicable laws or regulations of any government or authorized agency in the U.S. or any other country, having jurisdiction over the offering or sale of shares of the Funds, and (b) is approved in writing by Distributor in advance of such use. Such approval may be withdrawn by Distributor in whole or in part upon notice to Dealer, and Dealer shall, upon receipt of such notice, immediately discontinue the use of such sales literature, sales material and advertising. Dealer is not authorized to modify or translate any such materials without our prior written consent. Any printed information furnished by Distributor other than the then current prospectus and statement of additional information for each Fund, periodic reports and proxy solicitation materials are our sole responsibility and not the responsibility of the Funds, and Dealer agrees that the Funds shall have no liability or responsibility to Dealer in these respects unless expressly assumed in connection therewith.

14.                               Restrictions on Market Timers. The Funds have policies and procedures regarding market timing or excessive trading as set forth more fully in each Fund’s current prospectus. A Fund or the Distributor may refuse to accept a purchase or exchange order from any person or entity if, in its sole discretion, it determines that (1) the order reflects actual or perceived market timing or excessive trading, or (2) the Fund would be unable to invest the order proceeds effectively, or (3) the Fund and its shareholders would otherwise be adversely affected. Dealer agrees to promptly and fully cooperate with any reasonable request made by a Fund to address market timing or excessive trading strategies identified by a Fund in accordance with the applicable provisions of Rule 22c-2. The Distributor retains the right to terminate the Agreement (in its entirety or with respect to a Fund) without penalty if it (after consultation with a Fund(s)) determines that Dealer is engaged in (or is being used by Dealer’s customer or agents to engage in) market timing or excessive trading with respect to a Fund’s shares.

15.                               Directed Brokerage Prohibitions. The Fund, Dealer and Distributor shall prohibit the use of Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations herein. No party has agreed to directly or indirectly compensate Dealer in contravention of Rule 12b-1(h) of the Investment Company Act of 1940, as amended.

16.                               Indemnification

(a)                                 Dealer shall indemnify and hold harmless the Distributor, each Fund, the transfer agent of the Funds, and their respective officers, directors, agents, employees and control persons (as defined in section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), from all direct or indirect liabilities, losses or costs (including reasonable attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Dealer of any provision of this Agreement; (ii) any violation of Federal or State securities laws or the rules of any Self-Regulatory Organization; or (iii) any actions or omissions by Distributor, any Fund, the transfer agent of the Funds, and their officers, directors, agents, employees and any person who is or may be deemed to be a controlling person made in reliance upon any oral, written or computer or electronically transmitted instructions believed to be genuine and to have been given by or on behalf of Dealer.

(b)                                 Distributor shall indemnify and hold harmless Dealer and its officers, directors, agents, employees, and control persons, from and against any and all direct or indirect liabilities, losses or costs (including reasonable attorneys fees) arising from, related to or otherwise connected with: (i) any breach by Distributor of any provision of this Agreement; (ii) any violation of Federal or State securities laws or the rules of any Self-Regulatory Organization; or (iii) any alleged untrue statement of a material fact contained in any Fund’s Registration Statement or Prospectus, or as a result of or based upon any alleged omission to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.

(c)                                  The agreement of the parties in this Paragraph to indemnify each other is conditioned upon the party entitled to indemnification (“Indemnified Party”) giving notice to the party required to provide indemnification (“Indemnifying Party”) promptly after the summons or other first legal process for any claim as to which indemnity may be sought is served on the Indemnified Party. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from it, provided that counsel for the Indemnifying Party (which approval shall not unreasonably be withheld) shall conduct the defense of such claim or any litigation resulting from it, and that the Indemnified Party may participate in such defense at its expense. The failure of the Indemnified Party to give notice as provided in this paragraph (c) shall not relieve, the Indemnifying Party from any liability other than its indemnity obligation under this Paragraph. No Indemnifying Party, in the defense of any such claim or litigation, shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect to such claim or litigation.

(d)                                 The provisions of Sections 6, 11, 13, 16 and 18 shall survive the termination of this Agreement.

17.                               Anti-Money Laundering Program

(a)                                 The Dealer has in place an anti-money laundering program (“AML Program”), as described in the OneAmerica AML Letter attached hereto, that is now and will continue to be reasonably designed to comply with applicable laws and regulations, including the relevant provisions of the USA PATRIOT Act (Pub. L. No. 107-56 (2001)) and all implementing rules and regulations, as well as all related governmental and self-regulatory organization rules and regulations. As part of your AML Program, Dealer will take steps to identify customers for whom it acts in its dealings with the Fund and will monitor customer transactions in order to detect and, where appropriate, report suspicious activities.

(b)                                 The Dealer further agrees to promptly notify Distributor should it become aware of any change in or inability to comply with the above representation and warranty.

(c)                                  The Dealer further agrees that it is in compliance with all applicable law.

In addition, Distributor, on its own behalf and on behalf of the Funds, hereby provides notice to the Dealer that Distributor and/or the Fund reserve the right to make inquires of and request additional information from the Dealer regarding its AML program.

18.                               Privacy. The parties each acknowledge that certain information made available to the other party hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other federal or state privacy laws (as amended) and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). The parties hereby agree (i) not to disclose or use such information except as required to carry out their respective duties under this Agreement or as otherwise permitted by law in their ordinary course of business, (ii) to establish and maintain procedures reasonably designed to assure the security and privacy of all such information and (iii) to cooperate with each other and provide reasonable assistance in ensuring compliance with such Privacy Laws to the extent applicable to either or both of the parties. This provision shall survive termination of the Agreement.

19.                               Shareholder Information

(a).

Agreement to Provide Information. Dealer agrees to provide the Fund, upon request, the taxpayer identification number (“TIN”), if known, (or in the case of a non U.S. shareholder, if the TIN is unavailable, the International Taxpayer Identification Number or other government issued identifier) of any or all Shareholder(s) who have purchased, redeemed, transferred, or exchanged fund shares held through an account with Dealer and the amount, date, name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Dealer during the period covered by the request.

i.

Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

ii.

Form and Timing of Response. Dealer agrees to transmit the requested information that is on its books and records to the Fund or its designee promptly, but in any event not later than five business days, after receipt of a request. If the requested information is not on the Dealer’s books and records, Dealer agrees to use best efforts to: (x) provide or arrange to provide to the Fund the requested information from shareholders who hold an account with an indirect intermediary, including a determination on whether any specific person about whom Dealer has received information, is itself a financial intermediary; or (y) if directed by the Fund, restrict or prohibit further purchases or exchanges of Fund Shares by a shareholder who has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Fund. In such instance, Dealer agrees to inform the Fund whether it plans to perform (x) or (y). Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

iii.	Limitations on Use of Information. The Fund agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Dealer.

(b)

Agreement to Restrict Trading. Dealer agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Fund shares by a Shareholder who has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Dealer’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund.

i.

Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

ii.	Timing of Response. Dealer agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Dealer.

iii.

Confirmation by Dealer. Dealer must provide written confirmation to the Fund that instructions have been executed. Dealer agrees to provide confirmation as soon as reasonably practicable, but not later than ten business days after the instructions have been executed.

(c)                                  Definitions. For purposes of this paragraph 19:

i.

The term “Fund” includes the fund’s investment adviser, principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

ii.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that are held by the Dealer.

iii.

The term “Shareholder” means the beneficial owner of Shares, whether the Shares are held directly or by the Dealer in nominee name or, alternatively, for use with retirement plan recordkeepers, the term means the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares.

iv.	The term “written” includes electronic writings and facsimile transmissions.

v.	The term “Dealer” shall mean a “financial intermediary” as defined in SEC Rule 22c-2.

20.                               Effectiveness, Amendment, Duration, Termination and Assignment

(a)                                 This Agreement may be amended by Distributor at any time by written notice to Dealer and Dealer’s placing of an order or acceptance of payments of any kind after the effective date and receipt of notice of any such amendment shall constitute your acceptance of such amendment.

(b)                                 This Agreement shall continue in effect until terminated.

(c)                                  This Agreement may be terminated by either party, without penalty, upon ten days’ written notice to the other party. This Agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that Dealer may not assign this Agreement without our prior written consent. This Agreement shall terminate immediately upon the appointment of a trustee under the Securities Investor Protection Act or immediately upon any other act of insolvency by Dealer. This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors or Trustees of such Fund or by the vote of a majority of the outstanding voting securities of the Fund. The termination of this Agreement shall have no effect upon transactions entered into prior to the effective date of termination. A trade placed by Dealer subsequent to your voluntary termination of this Agreement will not serve to reinstate this Agreement. Reinstatement will only be effective upon written notification by Distributor.

21.                               Setoff. Should any of your concession accounts with Distributor have a debit balance, Distributor may offset and recover the amount owed from any other account Dealer has with Distributor, without notice or demand to Dealer.

(1)                                 As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

22.                               Dispute Resolution. In the event of a dispute concerning any provision of this Agreement, either party may require the dispute to be submitted to binding arbitration under the commercial arbitration rules of FINRA or the American Arbitration Association. Judgment upon any arbitration award may be entered by any state or federal court having jurisdiction.

23.                               Miscellaneous

(a)                                 This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

(b)                                 Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(c)                                  All written communications to Distributor must be sent to the following address:

Foreside Fund Services, LLC

3 Canal Plaza

Portland, Maine 04101

Attention: Legal/Compliance

All written communications to Dealer will be sent to your address listed below.

(d)                                 This Agreement is cumulative and supersedes any agreement previously in effect. It shall be binding upon the parties hereto when signed by Distributor and accepted to Dealer.

THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

FORESIDE FUND SERVICES, LLC

By:	/s/ Mark Fairbanks
Mark Fairbanks
Vice President

ONEAMERICA SECURITIES, INC.

By:	/s/ Matthew T Fleetwood
(Signature)

Matthew T Fleetwood President
Name and Title

One American Sq. Indianapolis IN 46206
Address

Greg Quick
Operations Contact

Telephone:	317-295-2323	Fax:

E-Mail:	greg.quick@oneamerica.com

Clears Through (if applicable):

Series of Forum Funds Distributed by Foreside Fund Services, LLC amended as of November 1, 2019

	Ticker	CUSIP
Absolute Capital Opportunities Fund
– Institutional Shares	CAPOX	34985A709
Absolute Strategies Fund
– Institutional Shares	ASFIX	34984T600
Absolute Convertible Arbitrage Fund
– Institutional Shares	ARBIX	34984T287
Adalta International Fund	ADAQX	349903781
Auxier Focus Fund
– Investor Shares	AUXFX	349903179
– A Shares	AUXAX	349903161
– Institutional Shares	AUXIX	34984T410
Beck, Mack & Oliver Partners Fund	BMPEX	34985G102
The BeeHive Fund	BEEHX	077021103
DF Dent Premier Growth Fund	DFDPX	349903419
DF Dent Midcap Growth Fund
– Investor Shares	DFDMX	34984T451
– Institutional Shares	DFMGX	34984T279
DF Dent Small Cap Growth Fund
– Investor Shares	DFDSX	34984T394
– Institutional Shares	DFSGX	34984T261
Lisanti Small Cap Growth Fund	ASCGX	349903229
LMCG Global MultiCap Fund
– Institutional Shares	GMCIX	34984T352
– Investor Shares	GMCRX	34984T360
LMCG International Small Cap Fund
– Institutional Shares	ISMIX	34984T311
– Investor Shares	ISMRX	34984T295
MAI Managed Volatility Fund
– Institutional Share	DIVPX	349903138
– Investor Shares	MAIPX	349903120
Merk Hard Currency Fund
– Institutional Shares	MHCIX	34984T501
– Investor Shares	MERKX	34984T402
Monongahela All Cap Value Fund	MCMVX	34984T345
Payson Total Return Fund	PBFDX	349903880
Polaris Global Value Fund	PGVFX	349903484

Series of Forum Funds II Distributed by Foreside Fund Services, LLC amended as of November 1, 2019

	Ticker	CUSIP
ABR Dynamic Blend Equity & Volatility Fund
– Investor Shares	ABRTX	34984Y773
– Institutional Shares	ABRVX	34984Y781
ABR Dynamic Short Volatility Fund
– Investor Shares	ABRJX	34984Y641
– Institutional Shares	ABRSX	34984Y658
Acuitas International Small Cap Fund
– Institutional Shares	AISCX	34984Y609
Acuitas US Microcap Fund
– Institutional Shares	AFMCX	34984Y807
Baywood ValuePlus Fund
– Institutional Shares	BVPIX	34984Y302
Baywood SociallyResponsible Fund
– Institutional Shares	BVSIX	34984Y716
Caravan Frontier Markets Opportunities Fund
– Supra Institutional Shares	CFSOX	34984Y674
– Institutional Shares	CFROX	34984Y666
Dundas International Equity Growth Fund
– Institutional Shares	DUNIX	34984Y690
JAG International Property Fund
– Institutional Shares	JAGOX	34984Y799
JAG Global Property Fund
– Institutional Shares	JAGGX	34984Y682

FORESIDE FUND SERVICES, LLC

MUTUAL FUND SALES AND SERVICE AGREEMENT

Appendix B

Fee Schedule for Forum Funds

(amended as of March 15, 2018)

Auxier Focus Fund (A Shares)

Amount of Purchase	Sales Charge	Dealer Reallowance
$0 but less than $50,000	5.75%	5.00%
$50,000 but less than $100,000	5.00%	4.25%
$100,000 but less than $250,000	4.25%	3.50%
$250,000 but less than $500,000	3.50%	2.75%
$500,000 but less than $1,000,000	2.75%	2.00%
$1,000,000 and up*	0.00%*	0.00%*

*No initial sales charge applies on investments of $1 million or more. However, a CDSC of 1% is imposed on redemptions of such investments within 12 months of the date of purchase. Brokers that initiate and are responsible for purchases of $1 million or more of A Shares may receive a sales commission of 1.00% of the offering price of A Shares.

The sales charge applicable to purchases of A Shares may be waived under certain circumstances, as set forth in the Fund’s prospectus.

Notes

Rights of Accumulation and Letters of Intent are available for funds/classes with front-end sales charges.

Purchases may be made at net asset value if made in accordance with the terms of the registration statement. Dealer will receive no discount, commission or other concession with respect to any such sale at net asset value, but will be entitled to receive any service fees and/or distribution fees otherwise payable with respect thereto to the extent provided from time to time in the applicable prospectus. A CDSC will not be assessed on redemptions of A or C Shares in accordance with the terms of the registration statement.

12b-1 Fees

Absolute Strategies Fund R Shares may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

Auxier Focus Fund A Shares may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

Merk Hard Currency Fund Investor Shares and Merk Absolute Return Currency Fund Shares may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

The BeeHive Fund has adopted a Rule 12b-1 Plan that allows the Fund to pay an annual fee of up to 0.25% to financial institutions that provide distribution and/or shareholder servicing to shareholders. For the first year of operation (commencing September 2, 2008), the Fund has waived payments under the Rule 12b-1 Plan. The Fund may remove the waiver and make payments under the Rule 12b-1 Plan at any time, subject to Board approval.

LMCG Global Market Neutral Fund Investor Shares, LMCG International Small Cap Fund Investor Shares, and LMCG Global MultiCap Fund Investor Shares may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

MAI Managed Volatility Fund Investor Class may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

Steinberg Select Fund Investor Shares may pay a 12b-1 fee of up to 0.25% of assets serviced per year.

Payment of 12b-1 distribution payments is made only after receipt by the Distributor of Rule 12b-1 payments from the applicable Fund. With respect to A, B and C Shares, up to 0.25% of average daily net assets can be used to pay for shareholder services.

FORESIDE FUND SERVICES, LLC

MUTUAL FUND SALES AND SERVICE AGREEMENT

Appendix C

Blue Sky Schedule

Please refer to the following pages